Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2018 RESULTS

Second Quarter Net Sales of $577 Million; Diluted EPS (Loss) of $(0.16)

Provides Third Quarter Guidance and Updates Fiscal 2018 Guidance

Richardson, TX. August 7, 2018 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the second quarter ended June 30, 2018.

The Company reported net income (loss) for the second quarter of fiscal 2018 of $(7.8) million compared to $(344.7) million for the second quarter of fiscal 2017.  Diluted earnings (loss) per share were $(0.16), as compared to $(7.11) for the second quarter of fiscal 2017. Diluted earnings (loss) per share for the second quarter of fiscal 2018 included restructuring charges of $0.23 and non-cash intangible asset impairment charges of $0.10 per diluted share. The second quarter of fiscal 2017 included non-cash intangible asset impairment charges of $6.50 and restructuring charges of $0.13 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, favorably affected the year-over-year earnings (loss) per share comparison by $0.13.

Kosta Kartsotis, Chairman and CEO, commented: “The transformation of our business continues to yield positive results for Fossil Group, as we reported strong momentum in connected watches, expansion in gross margin and a reduction in expense, which led to operating results that surpassed our guidance. While overall sales were down as expected, we generated solid growth in wearables, the Fossil and Armani brands both expanded, and Asia continued to deliver solid growth.  As we look ahead, our priorities are focused on increasing profitability, accelerating the innovation within our product offerings and continuing to pursue initiatives to further expand our e-Commerce and digital marketing capabilities. We also remain highly focused on delivering the cost reduction and efficiency initiatives included in our New World Fossil program.  We are excited about the new products we are delivering for fall and strongly believe our strategies will provide the Company with a strong platform to deliver long-term profitable growth in our ongoing efforts to provide value to our shareholders.”

Operating Results
Compared to the second quarter of fiscal 2017, the impact of a weaker U.S. dollar increased the Company’s second quarter fiscal 2018 reported net sales by $14.3 million and operating income by $12.4 million. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following table provides a summary of net sales performance, on both a reported and constant currency basis, for the second quarter of fiscal 2018 compared to the fiscal 2017 second quarter (in millions, except percentage data).

	Second Quarter
	2018	2017	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)

Americas	$279	$289	$(10)	$(10)	(3)%	(3)%
Europe	176	195	(19)	(30)	(10)	(15)
Asia	122	113	9	5	7	5
Total net sales	$577	$597	$(20)	$(35)	(3)%	(6)%

Watches	$463	$469	$(6)	$(17)	(1)%	(4)%
Leathers	68	70	(2)	(3)	(2)	(5)
Jewelry	33	44	(11)	(13)	(25)	(29)
Other	13	14	(1)	(2)	(7)	(10)
Total net sales	$577	$597	$(20)	$(35)	(3)%	(6)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of the weaker U.S. dollar in fiscal 2018 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Second quarter fiscal 2018 worldwide net sales decreased $20.2 million or 3% and $34.5 million in constant currency (a 6% decline) compared to the second quarter of fiscal 2017. Watches declined in the Americas and Europe and increased in Asia, with growth in connected watches and declines in traditional watches in all geographies on a constant currency basis. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone and in distributor markets in Eastern Europe and the Middle East declined moderately, with the largest declines in Germany and France. In Asia, sales increases in India, China, Hong Kong and South Korea were partially offset by declines in Japan and the distributor markets.

Global retail comps for the second quarter of fiscal 2018 were flat compared to the second quarter of fiscal 2017, with positive comps in the watch category offset by negative comps in jewelry and leathers. Positive comps in the Americas were offset by declines in Europe and Asia.

During the second quarter of fiscal 2018, gross margin increased 310 basis points to 53.6%. Gross margin was favorably impacted by approximately 220 basis points due to currency movements, as well as benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives and lower markdown and promotional discounts. These increases were partially offset by an increased sales mix of connected products, which carry lower overall margins, unfavorable factory cost absorption on lower sales volumes and higher volumes of off-price sales, as the Company remains focused on right-sizing its inventory position.

During the second quarter of fiscal 2018, the Company’s operating expenses were $308.0 million, including $14.6 million of restructuring costs, primarily related to store closings and employee costs, as compared to $9.8 million of restructuring costs in the prior fiscal year second quarter. Additionally, operating expenses included $6.2 million of non-cash intangible asset impairment charges in the second quarter of fiscal 2018 as compared to $407.1 million of non-cash intangible asset impairment charges related to goodwill and tradenames in the second quarter of fiscal 2017. Excluding non-cash intangible asset impairment charges and restructuring, operating expenses decreased $27.0 million as compared to the second quarter of fiscal 2017 primarily as a result of corporate and regional infrastructure reductions driven by our NWF initiatives, as well as lower store expenses given the significant number of store closures since the second quarter of last year, partially offset by the currency effects of a weaker dollar.

Operating income (loss) for the second quarter of fiscal 2018 was $1.0 million, as compared to an operating loss of $429.8 million in the second quarter of fiscal 2017. Excluding non-cash intangible asset impairment charges and restructuring, operating income improved $34.6 million in the second quarter of fiscal 2018 driven by reduced operating expenses and increased gross margin partially offset by lower sales.

During the second quarter of fiscal 2018, interest expense decreased $0.6 million to $11.0 million. Other income (expense) decreased unfavorably $2.6 million to $(0.6) million, primarily due to net foreign currency losses compared to net gains in the prior fiscal year second quarter.

Income tax expenses were $(3.4) million in the second quarter of fiscal 2018 and included a $9.7 million benefit related to a change in method of accounting for inventory to the lower of cost or market method for the 2017 income tax return, which lowered taxable income from previous estimates. This favorable impact was partially offset by the recognition of deferred tax asset valuation allowances and an unfavorable impact from the GILTI provision of the Tax Cuts and Jobs Act (the "Tax Act") that was signed into law in December 2017. As a result, the Company’s effective income tax rate in the second quarter of fiscal 2018 was 31.8%, compared to 21.9% for the second quarter of fiscal 2017.

Accounting for the income tax effects of the Tax Act requires significant judgments and estimates in the interpretation and calculations of the provisions of the Tax Act. Due to the timing of the enactment and the complexity involved in interpreting and applying the provisions of the Tax Act, the Company has made reasonable estimates of the effects and recorded provisional amounts in its financial statements for fiscal 2018. As the Company collects and prepares necessary data, and interprets any additional guidance issued by the U.S. Treasury Department, the Internal Revenue Service or other standard-setting bodies, the Company may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and the effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the enactment of the Tax Act will be completed in 2018.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes certain operating metrics are the most appropriate performance measures. These metrics include net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense, income (loss) before income taxes and Adjusted EBITDA.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2018 and the second quarter of fiscal 2018. The Company expects the following during fiscal 2018:

GAAP Guidance
For fiscal 2018:

•	Net sales in the range of (10)% to (6)%, including the estimated negative impact of business exits of approximately (5)% and currency benefits of approximately 1%

•	Gross margin in the range of 51% to 52%

•	Operating expenses, including restructuring charges, ranging from $1.25 billion to $1.30 billion

•	Operating margin in the range of 1% to 3%

•	Other income (expense) of approximately $(4) million based on prevailing currency rates

•	Interest expense of approximately $45 million

•	Income (loss) before income taxes in the range of $(16) million to $18 million

For the third quarter of fiscal 2018:

•	Net sales in the range of (16)% to (10)%, including the estimated negative impacts of business exits and currency of approximately (6)% and (1)%, respectively

•	Gross margin in the range of 50% to 52%

•	Operating expenses, including restructuring charges, ranging from $300 million to $320 million

•	Operating margin in the range of (1)% to 1%

•	Other income (expense) of approximately $(2) million based on prevailing currency rates

•	Interest expense of approximately $12 million

•	Income (loss) before income taxes in the range of $(20) million to $(8) million

For the fourth quarter of fiscal 2018:

•	Net sales in the range of (14)% to (8)%, including the estimated negative impacts of business exits and currency of approximately (5)% and (1)%, respectively

•	Gross margin in the range of 50% to 52%

•	Operating expenses, including restructuring charges, ranging from $330 million to $350 million

•	Operating margin in the range of 8% to 10%

•	Other income (expense) of approximately $1 million based on prevailing currency rates

•	Interest expense of approximately $12 million

•	Income (loss) before income taxes in the range of $55 million to $78 million

Adjusted EBITDA is non-GAAP financial measure and should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP. The Company defines Adjusted EBITDA as the sum of income (loss) before income taxes, interest expense, amortization and depreciation and other non-cash charges (such as impairment), stock-based compensation expenses, and restructuring expenses minus interest income. The Company believes Adjusted EBITDA provides useful information to investors about the Company's operating performance on a constant currency basis for the periods presented without the impact of certain items. The Company uses Adjusted EBITDA to evaluate its operating performance period-over-period. The Company expects the following during fiscal 2018:

Non-operational and Non-GAAP Items
For fiscal 2018:

•	Restructuring charges of approximately $50 million

•	Adjusted EBITDA of $185 million to $220 million

For the third quarter of fiscal 2018:

•	Restructuring charges of approximately $7 million

•	Adjusted EBITDA of $22 million to $34 million

For the fourth quarter of fiscal 2018:

•	Restructuring charges of approximately $8 million

•	Adjusted EBITDA of $95 million to $120 million

Below is a reconciliation of income (loss) before income taxes to Adjusted EBITDA for fiscal years 2018 and 2017, including forward-looking guidance based on the mid-point of the Company's guidance range. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

Fiscal 2018

	Fiscal 2018
	Actuals		Guidance
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (Loss) Before Income Taxes	$(41)	$(11)	$(14)	$66	$—
Plus:
Interest Expense	11	11	12	12	45
Amortization and Depreciation	16	15	17	17	65
Impairment Expense	—	8	—	—	8
Other Non-cash Charges	12	3	—	—	15
Stock-based Compensation	4	7	7	7	25
Restructuring Expense	21	15	7	8	50
Less:
Interest Income	—	1	1	1	3
Adjusted EBITDA	$23	$47	$28	$109	$205

Fiscal 2017 Actuals

	Fiscal 2017
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (Loss) Before Income Taxes	$(48)	$(439)	$(9)	$42	$(454)
Plus:
Interest Expense	8	12	12	11	43
Amortization and Depreciation	21	21	19	20	81
Impairment Expense	1	410	—	—	411
Other Non-cash Charges	3	7	15	21	46
Stock-based Compensation	6	8	8	9	31
Restructuring Expense	26	10	6	6	48
Less:
Interest Income	1	1	1	2	5
Adjusted EBITDA	$16	$28	$50	$107	$201

Note that due to relatively low levels of income (loss) before income taxes in the near term, as well as the combined impact of the modified territorial tax program under the Tax Act and deferred tax asset valuation reserve accounting, the Company’s effective tax rate is expected to have unusual variations and occasionally an inverse relationship to income (loss) before income taxes.

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Marc Jacobs, Michael Kors, Puma and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 500 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	June 30, 2018	July 1, 2017
Net sales	$576.6	$596.8
Cost of sales	267.6	295.5
Gross profit	309.0	301.3
Gross margin	53.6%	50.5%
Operating expenses:
Selling, general and administrative expenses	287.2	314.2
Goodwill and trade name impairments	6.2	407.1
Restructuring charges	14.6	9.8
Total operating expenses	$308.0	$731.1
Total operating expenses (% of net sales)	53.4%	122.5%
Operating income (loss)	1.0	(429.8)
Operating margin	0.2%	(72.0)%
Interest expense	11.0	11.6
Other income (expense) - net	(0.6)	2.0
Income (loss) before income taxes	(10.6)	(439.4)
Provision for income taxes	(3.4)	(96.3)
Less: Net income attributable to noncontrolling interest	0.6	1.6
Net income attributable to Fossil Group, Inc.	$(7.8)	$(344.7)
Earnings per share:
Basic	$(0.16)	$(7.11)
Diluted	$(0.16)	$(7.11)
Weighted average common shares outstanding:
Basic	49.2	48.5
Diluted	49.2	48.5

Consolidated Balance Sheet Data ($ in millions):	June 30, 2018	July 1, 2017
Assets:
Cash and cash equivalents	$241.8	$319.8
Accounts receivable - net	204.7	240.4
Inventories	497.8	618.1
Other current assets	125.0	126.5
Total current assets	$1,069.3	$1,304.8
Property, plant and equipment - net	$200.1	$255.8
Intangible and other assets - net	136.8	215.4
Total long-term assets	$336.9	$471.2
Total assets	$1,406.2	$1,776.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$379.8	$381.4
Short-term debt	127.7	32.7
Total current liabilities	$507.5	$414.1
Long-term debt	$268.4	$613.6
Other long-term liabilities	113.5	93.5
Total long-term liabilities	$381.9	$707.1
Stockholders’ equity	$516.8	$654.8
Total liabilities and stockholders’ equity	$1,406.2	$1,776.0

	For the 13 Weeks Ended
Business Segment Net Sales ($ in millions):	June 30, 2018	July 1, 2017
Segment:
Americas	$279.3	$288.8
Europe	176.0	194.7
Asia	121.3	113.3
Total net sales	$576.6	$596.8

Product Category Information

	For the 13 Weeks Ended
Product Sales ($ in millions):	June 30, 2018	July 1, 2017
Watches	$463.0	$469.4
Leathers	67.9	69.6
Jewelry	33.1	44.3
Other	12.6	13.5
Total net sales	$576.6	$596.8

Store Count Information

	June 30, 2018				July 1, 2017
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	90	98	53	241	114	112	61	287
Outlets	131	74	41	246	137	74	48	259
Full priced multi-brand	0	6	4	10	0	8	10	18
Total stores	221	178	98	497	251	194	119	564

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	June 30, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$279.3	$(0.3)	$279.0
Europe	176.0	(11.3)	164.7
Asia	121.3	(2.7)	118.6
Total net sales	$576.6	$(14.3)	$562.3

Product Categories:
Watches	$463.0	$(10.9)	$452.1
Leathers	67.9	(1.4)	66.5
Jewelry	33.1	(1.5)	31.6
Other	12.6	(0.5)	12.1
Total net sales	$576.6	$(14.3)	$562.3

END OF RELEASE